UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                                   ----------

                                OCTOBER 22, 2003
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                      0-9881                54-1162807
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)

P.O. Box 459
Edinburg, VA                                                      22824
(Address of principal executive office)                         (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

Item 9.

The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 as directed by the Securities and Exchange Commission in Release No. 34-47583 and shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

              SHENANDOAH TELECOMMUNICATIONS COMPANY INCREASES CASH
                  DIVIDEND, DECLARES 2-FOR-1 STOCK SPLIT, AND
                  REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

      EDINBURG, VA, (October 22, 2003) - The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a cash dividend of $0.78 per share. The dividend will be payable December 1, 2003, to shareholders of record on November 14, 2003. The dividend is an increase of $0.04 per share or 5.4 % over the 2002 dividend. Total payout to shareholders will be approximately $3.0 million.

      The Board of Directors also declared a two-for-one stock split with a record date of January 30, 2004. Shareholders will receive one additional share of common stock of the Company for each share of common stock held on the record date. Certificates representing the additional shares will be mailed on or about February 20, 2004.

      Shenandoah Telecommunications Company also announced unaudited financial results for the third quarter ended September 30, 2003. Income from continuing operations for the quarter was $2.7 million, compared to $0.4 million for the same period in 2002. Income from continuing operations for the nine-month period ended September 30, 2003 was $5.7 million versus a loss of $3.2 million for the same period last year. Income from continuing operations for 2002's nine-month period reflects a previously reported net loss of $5.5 million on external investments. Total third quarter revenues grew by 12% from the same quarter last year, including a 14% increase in wireless revenues. For the nine months ended September 30, 2003, revenue grew by 15% from the same period last year, including a 22% increase in wireless revenue.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation as discontinued, as is further discussed below. Net income including discontinued operations for the three months ended September 30, 2003 was $2.7 million compared to $2.2 million in 2002 and $28.2 million versus $2.3 million for the nine months ended September 30, 2003 and 2002 respectively.

Overall Highlights

      For the quarter ended September 30, 2003, income from continuing operations was $2.7 million or $0.71 per diluted share, compared to $0.4 million or $0.10 per diluted share in third quarter 2002. The Company's total revenues for the third quarter 2003 were $27.6 million, compared to $24.6 million in the third quarter 2002, an increase of $3.0 million or 12%. The Company's revenue growth was primarily driven by an increase in its PCS business. Operating income for the quarter increased to $5.1 million, an increase of $2.7 million or 115% from 2002 due primarily to continued growth in wireless operations, a reduction of $1.2 million of bad debt expense in PCS operations and an increase in access revenues in telephone operations. In the third quarter of 2002, the Company recorded a significant allowance to cover the write-off of non-paying credit challenged PCS customers that qualified for a no-deposit service promotion which is no longer offered by the Company.

      President and CEO, Christopher E. French, commented, "We have had another good quarter with strong operating results across all business lines. In particular, our PCS operation greatly improved its operating net income with strong revenue growth. Increasing our cash dividend to shareholders reflects our continued profitable growth, and our prospects for this growth to continue."

Wireless Operations

      The Company continues to experience strong growth in wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue by $2.2 million to a total of $18.0 million for third quarter 2003 and increasing by $9.1 million to a total of $50.4 million for the first nine months of 2003 compared to the same periods last year. The Company's Sprint wireless customer count increased by 3,600 to approximately 81,000 customers. Although not included in the Company's customer count, wholesale-prepaid customers used 2.9 million minutes on the Company's network during the quarter, compared to 0.1 million minutes in the same quarter last year. The Company's third quarter churn was 2.2%, down from 3.4% in third quarter 2002. The PCS net income was $8,000 in the third quarter 2003 compared to a net loss of $1.3 million in the third quarter 2002. The PCS net income during the third quarter is the result of improved operating results and $0.5 million true up of accruals recorded in previous periods. The loss from continuing operations of $1.5 million for the nine months ended September 30, 2003, is a $2.3 million improvement over the same period last year.

Wireline Operations

      The local telephone operations net income for the third quarter was $2.0 million, a $0.4 million increase compared to the same quarter last year. The local telephone operations net income for the nine months ended September 30, 2003 was $5.3 million, an increase of $0.3 from 2002. As reported previously, during the second quarter the Company recorded a reduction of $1.5 million to access revenues from Interexchange carriers for a period covering two years. Upon completion of the analysis during the third quarter, the net effect was $1.2 million, with the $0.3 million difference recorded in the third quarter.

Other Operations

      The Shentel Service operation had third quarter net income of $0.2 million, compared to $0.1 million in the third quarter 2002. Revenues associated with information access services, including Internet access service revenues and contract work on the 511 Virginia Travel Information Project, increased $0.1 million, to $1.9 million. The Company ended the quarter with approximately 19,000 Internet customers of which more than 1,100 access the service through Digital Subscriber Lines (DSL). This represents a 1.1% increase in Internet customers, with a 117% increase in DSL customers from September 30, 2002. DSL service is available to more than 80% of the subscribers of the Company's local telephone serving area.

External Investments

      In the quarter ended September 30, 2003, the Company recorded a nominal loss on investments compared to a loss of $0.7 million in 2002. A loss of $0.6 million was recorded for the nine months ended September 30, 2003, a decrease of $8.6 million from the same period in 2002. The loss on investments in 2002 was principally attributed to the $9.0 million loss in the Company's former investment in VeriSign, Inc., as discussed in previous filings. At the end of the quarter, the Company's external investments totaled $7.4 million.

Discontinued Operations and Consolidated Results

      As previously disclosed, the Company completed the sale of its general partner interest in the Virginia 10 RSA Limited Partnership ("VA 10") at the close of business on February 28, 2003. That transaction resulted in a $21.5 million after-tax gain, and the Company received $33.7 million, subject to certain post-closing adjustments. The Company has classified its prior cellular operation as discontinued. The third quarter net income for discontinued operations in 2002 was $1.8 million or $0.49 per share. Incorporating these results with those of continuing operations as described above in Overall Highlights, third quarter 2002 consolidated net income was $2.2 million or $0.59 per share on a diluted basis. Third quarter 2003 consolidated net income was $2.7 million or $0.71 per diluted share.

      The Company added $4.1 million in Plant in Service and retired $1.0 million of scheduled debt during the third quarter of 2003. The Company has invested the proceeds from the sale of its cellular operations, less applicable taxes paid, in temporary cash investments. No decision has been made for the use of these proceeds. The Company had cash and cash equivalents of $31.7 million as of the end of the quarter. The Company's debt/equity ratio at September 30, 2003 was 30/70; and debt as a percent of total assets was 23.7%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company celebrated its 100th anniversary of service on June 9, 2002. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable, Internet access, interexchange facilities, and PCS services, along with many other associated services, to the four-state region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

  Condensed Balance Sheets                               September 30,      December 31,
                                                             2003               2002
                                                         -------------      ------------
  Cash and cash equivalents                                $  31,690         $   2,209
  Other current assets                                        10,764            18,285
  Total securities and investments                             7,393             7,423
  Property, plant and equipment                              197,807           189,278
    Less accumulated depreciation                            (68,844)          (57,126)
                                                           ---------         ---------
  Net property, plant and equipment                          128,963           132,152
  Other assets, net                                            8,845             3,935
                                                           ---------         ---------
     Total assets                                          $ 187,655         $ 164,004
                                                           =========         =========

  Current liabilities, exclusive of short-term debt
  of $4,186 and $7,985, respectively                       $  16,801         $  11,915
  Long- and short-term debt                                   44,382            55,546
  Total other liabilities                                     21,279            18,300
  Minority interests                                              --             1,666
  Total shareholders' equity                                 105,193            76,577
                                                           ---------         ---------
     Total liabilities and shareholders' equity            $ 187,655         $ 164,004
                                                           =========         =========

  Condensed Statements of Income                         Three months ended           Nine months ended
  (In thousands, except per share amounts)                  September 30,               September 30,
                                                         2003          2002          2003          2002
                                                       --------      --------      --------      --------
  Operating Revenues-Wireless                          $ 18,008      $ 15,792      $ 50,411      $ 41,339
                    -Wireline                             7,774         7,121        21,722        21,441
                    -Other                                1,800         1,718         5,240         4,734
                                                       --------      --------      --------      --------
     Total operating revenue                             27,582        24,631        77,373        67,514
  Cost of goods and services                              2,966         2,712         7,879         7,281
  Network operating costs                                 8,318         8,327        25,045        23,715
  Depreciation                                            4,180         3,759        12,328        10,592
  Selling, general and administrative                     7,012         7,462        20,463        18,621
                                                       --------      --------      --------      --------
     Total operating expenses                            22,476        22,260        65,715        60,209
                                                       --------      --------      --------      --------
  Operating income                                        5,106         2,371        11,658         7,305
  Interest expense                                          835         1,057         2,686         3,177
  Other income (expense)                                     18          (692)           44        (9,418)
  Income tax provision                                   (1,572)         (239)       (3,324)        2,059
                                                       --------      --------      --------      --------
  Income (loss) from continuing operations                2,717           383         5,692        (3,231)
                                                       --------      --------      --------      --------

  Discontinued operations, net of income taxes              (23)        1,841        22,605         5,497
                                                       --------      --------      --------      --------

  Cumulative effect of a change in accounting, net
  of income taxes                                            --            --           (76)           --
                                                       --------      --------      --------      --------

     Net income                                        $  2,694      $  2,224      $ 28,221      $  2,266
                                                       ========      ========      ========      ========

SHENANDOAH
TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share amounts)

                                                 Three months ended         Nine months ended
                                                    September 30,             September 30,
                                                 2003          2002         2003          2002
                                               --------      --------     --------      --------
Net earnings (loss) per share, basic
          Continuing operations                $   0.72      $   0.10     $   1.50      $  (0.85)
          Discontinued operations, net of
            income taxes                          (0.01)     $   0.49         5.97          1.45
                                               --------      --------     --------      --------
          Cumulative effect of a change in
            accounting, net of taxes                 --            --        (0.02)           --
                                               --------      --------     --------      --------
          Total                                $   0.71      $   0.59     $   7.45      $   0.60
                                               ========      ========     ========      ========

Net earnings per share, diluted
          Continuing operations                $   0.71      $   0.10     $   1.49      $  (0.85)
          Discontinued operations, net of
            income taxes                          (0.01)         0.49         5.95          1.45
                                               --------      --------     --------      --------
          Cumulative effect of a change in
            accounting, net of taxes                 --            --        (0.02)           --
                                               --------      --------     --------      --------
          Total                                $   0.71      $   0.59     $   7.43      $   0.60
                                               ========      ========     ========      ========

*     EPS calculations may not foot due to rounding.

                                     #######

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

            SHENANDOAH TELECOMMUNICATIONS COMPANY
            (Registrant)


            October 23, 2003   /S/ EARLE A. MACKENZIE
                               ---------------------------
                                   Earle A. MacKenzie
                                   Chief Financial Officer